Exhibit 5.1

June 1, 2021

Holicity Inc.

2300 Carillon Point

Kirkland, WA 98033

Re: Holicity Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Holicity Inc., a Delaware corporation (the “Company” or “Holicity”), in connection with the Registration Statement on Form S-4, initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on May 3, 2021, as amended and supplemented through the date hereof, under the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”), relating to 218,333,309 shares of Holicity Class A common stock, par value $0.0001 per share (consisting of 146,719,872 shares of Holicity Class A common stock to be issued in connection with the Business Combination (as defined below), 15,333,309 shares of Holicity Class A common stock to be issued upon the exercise of the Warrants (as defined below) and 56,280,128 shares of Holicity Class A common stock to be issued upon the conversion of Holicity Class B common stock), and 56,280,128 shares of Holicity Class B common stock, par value $0.0001 per share (together, the “Holicity Shares”), to be issued by the Company pursuant to the terms of the Business Combination Agreement, dated February 2, 2021 (the “Business Combination Agreement”), by and among the Company, Holicity Merger Sub Inc., a wholly owned subsidiary of the Company (“Merger Sub”), and Astra Space, Inc., a Delaware corporation (“Astra”). The transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination.” Following the Business Combination, the Company’s outstanding warrants (the “Warrants”) will become exercisable for 15,333,309 shares of Holicity Class A common stock, and no other changes will be made to the terms of any Warrants as a result of the Business Combination. The Business Combination is subject to satisfaction or waiver of a number of conditions, including, among others, approval and adoption of the Business Combination Agreement by the Company’s stockholders.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents: (i) the Registration Statement; (ii) the Business Combination Agreement; (iii) the form of Certificate of Incorporation of the Company to be effective upon the consummation of the Business Combination (the “Certificate of Incorporation”); (iv) the form of Bylaws of the Company to be effective upon the consummation of the Business Combination; (vi) the Warrant Agreement, dated August 4, 2020, between the Company and Continental Stock Transfer & Trust Company; and (vii) a specimen Holicity Class A common stock certificate.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

June 1, 2021 Page 2

In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have assumed that:

1.	The current draft of the Certificate of Incorporation, in the form thereof submitted for our review, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the Secretary in accordance with Section 103 of the Delaware General Corporation Law (“DGCL”), that no other certificate or document has been, or prior to the filing of the Certificate of Incorporation will be, filed by or in respect of the Company with the Secretary and that the Company will pay all fees and other charges required to be paid in connection with the filing of the Certificate of Incorporation; and

2.	Prior to the issuance of the Holicity Shares: (i) the Registration Statement, as finally amended, will have become effective under the Securities Act; (ii) the stockholders of the Company will have approved and adopted the Business Combination Agreement; (iii) the Certificate of Incorporation, and any other necessary documentation, will have been filed with and accepted by the Secretary; (iv) the Business Combination will have been consummated; and (v) the Business Combination will have become effective under the DGCL.

Based upon and subject to the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	Upon consummation of the Business Combination, the Holicity Shares issued in connection with the Business Combination will be duly authorized, validly issued, fully paid and non-assessable.

2.	Upon consummation of the Business Combination, each issued and outstanding Warrant will be a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

The opinions expressed herein are based upon and limited to the laws of the State of New York and the DGCL (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). We express no opinion herein as to any other laws, statutes, regulations or ordinances. The opinions expressed herein that are based on the laws of the State of New York are limited to the laws generally applicable in transactions of the type covered by the Registration Statement.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP